EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Liz Morali	Marc Musgrove
	Investor Relations	Public Relations
	lmorali@micron.com	mmusgrove@micron.com
	(208) 363-2231	(208) 363-2405

MICRON ANNOUNCES CASH TENDER OFFERS FOR UP TO $1 BILLION AGGREGATE PURCHASE PRICE OF NON-CONVERTIBLE SENIOR NOTES

BOISE, Idaho, March 27, 2017 - Micron Technology, Inc. (Nasdaq:MU), (the “Company” or “Micron”) today announced that it has commenced tender offers (the "Tender Offers") to purchase the Company’s senior notes listed in the table below (collectively, the "Notes") for cash in the maximum aggregate principal amount (the “Aggregate Maximum Tender Amount”) that will not result in an Aggregate Purchase Price (as defined below) that exceeds $1,000,000,000. The Company refers to the aggregate amount that all holders of the Notes are entitled to receive, excluding accrued interest, for their Notes that are accepted for purchase by the Company as the “Aggregate Purchase Price”.

The terms and conditions of the Tender Offers are described in the Company’s Offer to Purchase, dated March 27, 2017 (the "Offer to Purchase"), and the related Letter of Transmittal. The Tender Offers are intended to lower the Company’s overall interest expense and decrease leverage. The Tender Offers will be funded by the Company from available cash on hand.

The following table summarizes the material pricing terms for the Tender Offers:

				Dollars per $1,000 principal amount of Notes
Title of Notes	CUSIP/ISIN numbers	Aggregate principal amount outstanding	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration(1)
5.625% Senior Notes due 2026	144A: 595112BG7 / US595112BG70 Reg. S: U5933LAE1 / USU5933LAE12	$450,000,000	1	$1023.75	$30.00	$1053.75

5.500% Senior Notes due 2025	Unrestricted: 595112BC6 / US595112BC66	$1,150,000,000	2	$1020.00	$30.00	$1050.00

5.250% Senior Notes due 2024	144A: 595112BF9 / US595112BF97 Reg. S: U5933LAD3 / USU5933LAD39	$550,000,000	3	$1017.50	$30.00	$1047.50

5.250% Senior Notes due 2023	144A: 595112BD4 / US595112BD40 Reg. S: U5933LAC5 / USU5933LAC55	$1,000,000,000	4	$1015.00	$30.00	$1045.00

5.875% Senior Notes due 2022	Unrestricted: 595112BA0 / US595112BA01	$600,000,000	5	$1014.06	$30.00	$1044.06

(1)	Includes the Early Tender Premium.

Purchases of Notes pursuant to the Tender Offers will be made in accordance with the Acceptance Priority Level for each series of Notes as set forth in the table above (with 1 being the highest Acceptance Priority Level and 5 being the lowest Acceptance Priority Level) and may be prorated as set forth in the Offer to Purchase.

The Tender Offers will each expire at 11:59 p.m., New York City time, on April 24, 2017, unless extended (such date and time, as it may be extended, the “Expiration Date”) or earlier terminated by the Company in accordance with the terms of the Offer to Purchase. No tenders submitted after the Expiration Date will be valid.

Tendered Notes may be validly withdrawn from the applicable Tender Offer at or prior to, but not after, 5:00 p.m., New York City time, on April 7, 2017 (such date and time, as it may be extended, the “Withdrawal Deadline”), unless otherwise required by law. Holders who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes.

Subject to the terms and conditions of the Tender Offers, Holders who validly tender, and do not validly withdraw prior to the Withdrawal Deadline, their Notes at or prior to 11:59 p.m., New York City time, on the Expiration Date, and whose Notes are accepted for purchase, will receive the Tender Offer Consideration amount set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offers (the “Tender Offer Consideration”), plus accrued and unpaid interest up to, but excluding, the date of payment for the Notes accepted for payment. Furthermore, Holders who validly tender, and do not validly withdraw prior to the Withdrawal Deadline, their Notes pursuant to the applicable Tender Offer at or prior to 5:00 P.M., New York City time, on April 7, 2017 (the “Early Tender Date”), and whose Notes are accepted for purchase, will receive the Early Tender Premium amount set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offers (the “Early Tender Premium”) in addition to the Tender Offer Consideration (the Tender Offer Consideration, together with any Early Tender Premium, the “Total Consideration”), in the amount set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offers. Holders of Notes tendering their Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium.

The Company reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount at any time without extending the Early Tender Date or the Withdrawal Deadline or otherwise reinstating withdrawal rights for any Tender Offer, subject to applicable law, which could result in the Company's purchasing a greater amount of Notes in the Tender Offers. The Company cannot assure Holders that it will increase the Aggregate Maximum Tender Amount and if the Company increases the Aggregate Maximum Tender Amount, it does not expect to extend the Withdrawal Deadline or otherwise modify any rights to withdraw Notes previously tendered, except as required by law.

The Company reserves the right, but is under no obligation, subject to the satisfaction or waiver of the conditions to the Tender Offers, to accept for purchase any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date, at any point following the Early Tender Date and before the Expiration Date (the “Early Settlement Date”), subject to the Acceptance Priority Levels and the Aggregate Maximum Tender Amount. The Early Settlement Date will be determined at the Company’s option and, if it occurs, is currently expected to occur on April 10, 2017, subject to all conditions to the Tender Offers having been either satisfied or waived by the Company. If the Company elects to have an Early Settlement Date, it will accept Notes validly tendered at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration, each as described in the Offer to Purchase. Irrespective of whether the Company chooses to exercise the Company’s option to have an Early Settlement Date, it will purchase any remaining Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date and that the Company accepts for purchase in accordance with the terms of the Tender Offers, including the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration, each as described in the Offer to Purchase, promptly following the Expiration Date, subject to all conditions to the Tender Offers having been either satisfied or waived by the Company (the “Final Settlement Date”). The Final Settlement Date is expected to occur on the first business day following the Expiration Date. Notes accepted on the Final Settlement Date, if any, will be accepted subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration, each as described in the Offer to Purchase.

Subject to the Aggregate Maximum Tender Amount and proration, the Notes accepted for payment will be accepted in accordance with their Acceptance Priority Levels set forth in the table above (with 1 being the highest Acceptance Priority Level and 5 being the lowest Acceptance Priority Level). All Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

The amount of Notes that are purchased in the Tender Offers is subject to the Aggregate Maximum Tender Amount. If the principal amount of Notes validly tendered and not validly withdrawn exceeds the Aggregate Maximum Tender Amount, the Notes will be prorated based on the aggregate principal amount of Notes tendered in the Tender Offers, subject to the

Acceptance Priority Levels set forth in the table above. If the aggregate principal amount of Notes validly tendered at or before the Early Tender Date exceeds the Aggregate Maximum Tender Amount, the Company will not accept for purchase any Notes tendered after the Early Tender Date.

Full details of the terms and conditions of the Tender Offers are described in the Offer to Purchase and related Letter of Transmittal, which are being sent by the Company to holders of the Notes. Holders of the Notes are encouraged to read these documents, as they contain important information regarding the Tender Offers.

The Company has retained Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC to act as the dealer managers for the Tender Offers and D.F. King & Co., Inc. as the Tender Agent and Information Agent for the Tender Offers. Questions regarding the Tender Offers may be directed to Credit Suisse Securities (USA) LLC toll-free at (800) 820-1653 and J.P. Morgan Securities LLC toll-free at (866) 834-4666, collectively, the Dealer Managers, or D.F. King & Co., Inc., the Information Agent for the Tender Offers, at (212) 269-5550 (collect), (877) 297-1746 (toll-free) or email mu@dfking.com. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the phone number above.

None of the Company, its board of directors, the dealer managers, the tender agent and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers. Holders must make their own decisions as to whether to participate in the Tender Offers, and, if so, the principal amount of Notes to tender.

The Tender Offers are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offer. The Tender Offers are not being made to, nor will Notes be accepted for purchase from or on behalf of, holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial®, Lexar® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties, including statements related to the expected settlement date of the Tender Offers. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with the terms set forth in the Offer to Purchase or at all and the timing of any of the foregoing as well as other risks and uncertainties identified in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this report and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.